Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A of our report dated April 22, 2020, relating to the financial statements of Fundrise Equity REIT, LLC, appearing in this Regulation A Offering Statement.

We also consent to the reference of our firm under the heading “Experts” in such Regulation A Offering Statement.

/s/ RSM US LLP

McLean, Virginia

June 30, 2020